Exhibit 99.1

American Rebel Holdings, Inc. - Champion Safe Co. Announces the Introduction of Two New SAFE GUARD® Models: Sport 20(TM) and BTC 12(TM)

Provo, Utah, Oct. 28, 2024 (GLOBE NEWSWIRE) — Champion Safe Company ( www.championsafe.com ) (“Champion”), a subsidiary of American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel”) is excited to announce the reintroduction of the SAFE GUARD ® , brand, with the launch of two new models designed to meet the evolving needs of cost-conscious consumers: the Sport 20 and BTC 12.

Champion Safe Company has been producing industry-leading gun safes with American-made steel since 1999 and their dedication to manufacturing superior quality gun safes has never changed. Champion products offer real security and are built the old-fashioned way: Heavy and tough with thick American, high-strength steel. Champion Safes are “built to a standard and not down to a price” which is why safes manufactured by Champion are built to be the strongest and most secure safes on the market.

Tom Mihalek, CEO of Champion Safe Company since April of 2024 said, “We are excited to bring back the SAFE GUARD ® brand with these two models that cater to different segments of the market. Champion Safe Co. delivered $15.6 million in revenue last year and we believe a reintroduction of SAFE GUARD ® will help to drive expansion in the years to come.”

The Sport 20 and BTC 12 embody the SAFE GUARD ® legacy of affordable, quality protection, and we are confident these safes will meet the expectations of today’s security-focused consumers.”

The Sport 20 is the perfect blend of strength and reliability, offering superior fire protection and security.

Key features include:

Up to 3 layers of fireboard for enhanced fire protection (rated at 1200°F for 30 minutes).

- A durable 14-gauge steel body construction weighing in at 403 lbs.

- A secure locking system with 4 one-inch locking bolts and a UL ® electronic lock.

- Adjustable shelving, deluxe door panel, and long gun storage for versatile organization.

- Hardplate lock protection for added defense against tampering.

- Available in a sleek, textured granite finish.

With its large interior and premium features, the Sport 20 is built to secure firearms and valuables while providing easy access for authorized users. Measuring 28”W x 60”H x 22.5”D, this model delivers uncompromised protection for both home and office use.

The BTC 12 (Bolt-Together Cabinet) brings security with a flexible, lightweight design, ideal for cost-conscious buyers and/or those needing a compact storage solution.

Its standout features include:

- A sturdy 3-point locking system and tamper-proof bolts for enhanced security.

- Rubber-coated racks and adjustable shelving to safely store guns and valuables.

- High-security key lock for simple, effective access control.

- A rugged 16/18-gauge steel construction weighing only 115 lbs.

- Easy assembly with its bolt-together design and a convenient package size of 23.5”W x 65”L x 9”D.

Measuring 21”W x 55”H x 18.5”D, the BTC 12 is perfect for all situations where space is a priority. The textured granite finish offers a modern look while providing robust protection.

The SAFE GUARD ® Sport 20 and BTC 12 will be available for purchase through authorized retailers in 2025.

American Rebel Holdings, Inc., America’s Patriotic Brand ( www.americanrebel.com ) and the creator of American Rebel Beer ( www.americanrebelbeer.com ), and a premier manufacturer and marketer of branded safes and security products acquired Champion in July 2022.

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About Champion Safe Company

Champion Safe Company has been at the forefront of safe manufacturing for over 25 years, offering a range of high-quality safes designed for ultimate security and fire protection. With a commitment to craftsmanship and innovation, Champion Safes are trusted by homeowners, gun owners, and businesses across the nation.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com www.championsafe.com and www.americanrebelbeer.com. For investor information, visit www.americanrebel.com/investor-relations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include continued increase in revenues, continued compliance with Nasdaq listing requirements, the ability of the Company to introduce new products and gain market shares, actual distribution timing and availability of American Rebel Beer, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

info@americanrebel.com

Investor Relations:

Brian Prenoveau

MZ North America

+1 (561) 489-5315

areb@mzgroup.us

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